April 25, 2001

American Skandia Life Assurance Corporation
One Corporate Drive
Shelton, Connecticut  06484

         RE:      Post-Effective Amendment No. 5 to Registration Statement on Form S-2
                  filed by American Skandia Life Assurance Corporation, Registrant
                  Securities Act Registration No. 333-02867

Dear Sir/Madam:

I have acted as Counsel to American Skandia Life Assurance Corporation  (the "Company"), a Connecticut
insurance company, in connection with the registration of certain securities with the Securities and Exchange
Commission under the Securities Act of 1933, as amended, in the form of a market value adjustable fixed investment option (the "Contracts") issued by the Company.

I have examined or caused to be examined such documents (including the Form S-2 registration statement) and reviewed or caused to be reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:
1.       The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of
     Connecticut to issue the Contacts.
2.       The Contracts, when issued as contemplated by the Form S-2 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form S-2 registration statement for the
Contracts and the Account.

                                                     Sincerely yours,

                                                     /s/Scott K. Richardson

                                                     Scott K. Richardson
                                                     Senior Counsel